UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

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This filing contains a letter and an invitation to a conference call that Strategic Realty Trust, Inc. mailed to its shareholders on January 3, 2014. This filing also contains a letter from TNP Transfer Agent that Strategic Realty Trust, Inc. posted to its web site on January 3, 2014.

Strategic Realty Trust

400 South El Camino Real

San Mateo, CA 94402

www.srtreit.com

January 3, 2014

Dear Strategic Realty Trust Shareholder,

We previously sent you the proxy materials and WHITE proxy card for the 2013 annual meeting of shareholders of Strategic Realty Trust, Inc. (“SRT”), scheduled for February 7, 2014. Your vote to reelect Andrew Batinovich to the Board of Directors is crucial. It is very important that your vote is represented at the annual meeting, either in person or by proxy, no matter how many shares you own. Please vote today. If you have any questions or need any information or assistance whatsoever, please do not hesitate to call MacKenzie Partners, the firm assisting us in this process, at their toll-free number (800) 322-2885 or at (212) 929-5500.

YOUR COMPANY IS ON THE RIGHT TRACK

Under Mr. Batinovich’s leadership, SRT is undergoing a dramatic turnaround and is on a path to significantly improved performance. The third quarter update that we recently sent to you includes a detailed breakdown of the significant progress that has been achieved, both operationally and financially.

DO NOT LET THE THOMPSON GROUP DERAIL THE SIGIFICANT PROGRESS YOUR COMPANY HAS ACHIEVED

At this critical juncture, Mr. Thompson and his group are waging a costly and divisive proxy fight that threatens to disrupt SRT’s business momentum. In doing so, the Thompson group has resorted to spreading what we believe to be misleading and blatantly false information in its attempt to get your support. We have been forced to respond to the Thompson group’s misinformation to protect the value of the Company and ensure that shareholders know all of the facts when voting.

The unfortunate consequence of all these communications from both parties is that many shareholders, like you and your advisors, have been flooded with letters and phone calls and may be confused and not sure what to believe anymore.

We respect each and every shareholder’s right to vote independently and to make his or her own decision. We hope your vote is based on real evidence and not just mudslinging. Throughout this process, we have endeavored to provide you with accurate information so that you can make an informed decision. You will note that the Thompson group dropped many of the points it was raising in its early letters after we provided evidence that proved them false. Yet, there are still a number of issues that need to be addressed and we hope that you will take the time to read the important information below before you vote.

We hope to reach a mutually agreeable settlement with the Thompson group in order to stop the additional cost and distraction of this proxy contest. We will keep you apprised of any developments.

MAKE A DECISION BASED ON THE FACTS

The Truth About Mr. Batinovich’s Roles With the Company

The Thompson group asserts that Andrew Batinovich, your Board’s nominee for director, has too many titles and is conflicted.

HERE ARE THE FACTS :

✓	Mr. Batinovich is not the advisor or the property manager as claimed by the Thompson Group. Glenborough LLC is the property manager and SRT Advisors, LLC, an affiliate of Glenborough, is the Advisor. Mr. Batinovich is an employee and shareholder of Glenborough.
✓	There is a very talented team of people at Glenborough and SRT Advisors who function as the advisors and property managers. These team members have years of retail property management, REIT management and SEC reporting experience.
✓	Mr. Batinovich’s appointment as CFO has always been viewed as an interim step, pending settlement of the proxy issues.
✓	Mr. Batinovich’s performance as CEO is reviewed by your independent directors, none of whom have any prior relationship with Mr. Batinovich.
✓	In fact, every one of the independent directors was brought onto the Board and highly praised by Mr. Thompson during his tenure.
✓	Only after the independent directors fired Mr. Thompson, due to concerns raised by securities regulators and auditors, did he question their ability to govern SRT.
✓	Mr. Batinovich is the only non-independent director on the Board and receives no compensation from the Company for serving as CEO or any other position as an officer or director of SRT.

The Truth About the Timing of the 2013 Annual Meeting and Mr. Thompson’s Delays in Turning Over Shareholder Information

The Thompson group claims they have provided all the necessary shareholder information and that we unnecessarily delayed the 2013 annual meeting.

HERE ARE THE FACTS:

✓	When Mr. Thompson ran SRT, he used TNP Transfer Agent, a company he owned, to maintain the shareholder records.
✓	SRT now uses an independent transfer agent to handle this function.
✓	TNP Transfer Agent initially refused to transfer the Company’s shareholder data to our new transfer agent. After we filed a complaint in Delaware Court in August 2013 they responded with partial information. However, what they provided did not contain all of the information that our new transfer agent needed in order to conduct a verifiable shareholder vote.
✓	Having names and address is not the same as having a fully audited shareholder list that a transfer agent can certify.
✓	In a letter dated December 20, 2013 (which is available on our website www.srtreit.com) TNP Transfer Agent confirms that they are sending, as of that date, the final shareholder data needed by the new transfer agent.

PROGRESS UNDER MR. BATINOVICH’S LEADERSHIP

In just a few months, Mr. Batinovich and Glenborough have made significant and tangible progress towards strengthening your Company. Mr. Batinovich and his team have resumed a distribution, strengthened the Company’s balance sheet, renegotiated onerous loan terms that restricted the Company, and repaired damaged relationships with key tenants.

Resumed Distribution Payments

As we recently informed you, the Board has declared a quarterly distribution of $0.05 per share for shareholders of record on December 31, 2013, payable on January 31, 2014. This distribution payment had to be negotiated with KeyBank because the loan default that took place during Mr. Thompson’s tenure prohibited distribution payments. Resuming distribution payments is a major success for the Company and its shareholders, and our top priority as a Board is to ensure that a distribution can be sustained and grown over time.

Significantly Improved Real Estate Management Operations and Increased Profitability

The transition to Glenborough and SRT Advisor as the property manager and advisor took place on August 10, 2013. It became clear to us very quickly that the Company owns a solid portfolio of properties, but that management of the real estate and the Company’s operations needed significant improvement. In just the past four months, we have developed and started to implement strategies that should increase both value and cash flow. On the whole, we believe this is a portfolio of assets that, with proactive leasing and management, can grow in value and we are already seeing tangible results from the initiatives we have put in place, including the following:

•	Sold two properties, Willow Run and Craig Promenade, allowing a partial pay-down of the KeyBank loan with no prepayment penalty, which allowed us to renegotiate the KeyBank distribution prohibition

•	Reduced uncollected tenant rents by 36%

•	Built a strong leasing pipeline

•	Replaced five of the underperforming leasing brokers out of the eleven properties with the lowest occupancy rates

•	Taken steps to evict or collect delinquent rent from a number of nonpaying tenants

•	Reduced accounts payable and managed cash flow to allow us to pay property vendors on a current basis, which avoids late fees and penalties and improves vendor relationships and performance

At the same time, we have taken actions to reduce significant real estate operating risk with the transfer of the Lahaina property back to the lender. In doing so we also avoided litigation and foreclosure proceedings and potential losses that could have exceeded $15,000,000.

We have also made great strides in strengthening the Company’s finances:

•	Paid down property-secured debt by $5.1 million

•	Reduced accounts payables by $2.5 million

•	Reduced general and administrative expenses for the third quarter from $993,000 last year under Mr. Thompson, to $706,000 this year

•	Reduced property management fees by 20% from what they were under Mr. Thompson

•	Restored relationships with the Company’s line of credit lender, KeyBank the strategic plan that the Board and SRT’s management team is developing and implementing is working. We believe it will continue to improve and will result in a sustainable and growing distribution and increased shareholder value for all SRT shareholders.

Protect the value of your investment by signing, dating and returning the WHITE proxy card today.

•	Please do NOT sign or return any green proxy card you receive from the Thompson group.
•	Even if you send back a green proxy card as a protest vote against the Thompson group, and vote “Withhold” against their nominee, it will cancel any previously submitted WHITE card.
•	If you have previously sent back a green proxy card, you have every right to change your vote by using the enclosed WHITE proxy card
•	Only your latest-dated proxy card will be counted.

We appreciate your continued support as we work to protect and grow the value of your investment in SRT. We look forward to continuing to communicate with you in an open and honest manner as we approach this important vote and into the future.

If shareholders have any questions or need assistance in voting their shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 or at 800-322-2885 Toll-Free.

Very truly yours,

John B. Maier II
Chairman of the Board of Directors

Important Additional Information:

SRT has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholder proxies for the 2013 annual meeting. Shareholders are urged to read the proxy statement and other relevant materials because they contain important information. SRT, its directors and its executive officers are, and SRT Advisor, LLC and Glenborough, LLC may be deemed to be, participants in such solicitation. Shareholders may obtain additional information regarding such participants and their interests from the proxy statement and from SRT’s periodic reports filed with the SEC. The periodic reports are available, and the proxy statement and other relevant documents will be available, at no charge at the web site of the SEC at www.sec.gov.

Forward Looking Statements:

This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of litigation that may be associated with the hostile takeover attempt and difficulties and delays with property dispositions. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, statements pertaining to our capital resources, portfolio performance, distribution policy and results of operations contain forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

INVITATION

** PLEASE JOIN US **

** FOR AN IMPORTANT UPDATE ON STRATEGIC REALTY TRUST **

Strategic Realty Trust will be hosting a call for shareholders to provide an update on the company’s operations and financial performance.

Dial in toll-free to listen to Andrew Batinovich, SRT’s Chief Executive Officer and Mike Steele, Executive Vice President of Glenborough, discuss the progress being made in the following areas:

•	Distribution plan

•	Property sales

•	Leasing outlook

•	Management and operations

•	Future growth

DATE AND TIME

Date: Wednesday, January 22nd, 2014

Time: 1:00 pm Pacific Standard Time / 4:00 pm Eastern Standard Time

INSTRUCTIONS TO DIAL IN TO THE CALL

To access the call: dial (800) 762-4758 toll-free

or (480) 629-9035 if calling from outside the U.S.

You will need to provide the operator with the Confirmation Number: 314825

INSTRUCTIONS TO ACCESS A REPLAY IF YOU CANNOT DIAL IN TO THE LIVE CALL

A replay of the call can be accessed free of charge at any time by calling (800) 475-6701 toll-free in the U.S. or (320) 365-3844 if outside the U.S.

You will need the Access Code: 314825.

TNP

3151 Airway Ave., Ste. G-3, Costa Mesa, CA 92626
P (877) 982-7846 *F:* (949) 242-2692 *W:* www.tnpre.com

December 20, 2013

Mr. Brian Aicega
Phoenix American
2401 Kerner Blvd
San Rafael, CA 94901

Re: Strategic Realty Trust, Inc.
Final Conversion Data

Dear Mr. Aicega:

Please find enclosed, two DVD discs containing the following Strategic Realy Trust, Inc. investment data being sent to via Federal Express today, December 20, 2013.

The data includes:

- Investor and investment data
- Dividend history and payment instructions
- Transfers and redemptions
- Social Security and /or Tax ID numbers
- Broker Dealer and Registered Representative information for each investor

Sincerely,

Talle Voorhies

Talle Voorhies
TNP Transfer Agent

Cc: H. Thomas Fehn, Esq. (via facsimile)
Anthony W. Thompson, CEO (via facsimile)
Andrew Batinovich (via facsimile)
Chip Burns (via facsimile)